Exhibit 99.01

OGE Energy Corp. names Trauschke President, Merrill CFO

OKLAHOMA City -- Pete Delaney, current Chairman, CEO and President of OGE Energy Corp. (NYSE: OGE), today announced the promotion of Sean Trauschke to President. Trauschke is currently the President of the subsidiary Oklahoma Gas and Electric Company as well as Chief Financial Officer of OGE Energy. Delaney will retain the titles of Chairman of the Board and Chief Executive Officer.

In addition Steve Merrill has been named Chief Financial Officer of both entities. Merrill has previously served in various senior roles at OGE Energy as well as Chief Financial Officer and Chief Operating Officer of Enogex, one of the predecessor companies to Enable Midstream Partners, LLC.

“Sean’s promotion is another step in our succession planning, said Delaney. “Sean has proved to be an excellent leader and has earned the opportunity to serve as the corporation’s president. Steve is another proven leader who, as CFO, will be a key member of the executive team.

With a broad range of experience in the electric utility industry Trauschke joined OGE Energy Corp. in 2009 as Chief Financial Officer. He was named president of OG&E, the utility, in 2013.

Merrill joined Enogex, a gas transportation company formerly a subsidiary of OGE Energy, in 2007. He transferred to OG&E as Vice President of Human Resources in 2009 and then returned to Enogex as CFO in 2012. Merrill played an important role in the transition of Enogex and CenterPoint midstream assets into the formation of Enable Midstream Partners, in which OGE Energy is a 50 percent partner.

“Sean and I wanted to ensure a solid IPO and integration at Enable prior to Steve coming on board. I know Sean is as pleased as I am that Steve is joining our team,” said Delaney. “Steve has a record of accomplishment within the company, has valuable experience from the unregulated side of the business and is respected throughout our company.”

OGE Energy Corp. is headquartered in Oklahoma City and is the parent company of Oklahoma Gas and Electric Company (OG&E), a regulated electric utility serving over 810,000 customers in Oklahoma and western Arkansas. In addition, OGE holds 26.3 percent limited partner interest and 50 percent general partner interest in Enable Midstream Partners, LP.